UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

__________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 2, 2009

International Gold Resources, Inc.

 (Exact Name of Registrant as Specified in Charter)

Delaware	000-50103	20-0873122
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8310 South Valley Highway, 3rd. Floor,

Englewood, Colorado, 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 524 1245

N/A

(Former Name or Former Address, if Changed Since Last Report)

27200 S. Alton Way, Suite A 250, Centennial, Colorado 80112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2009, International Gold Resources, Inc. (the “Company”) received the resignation of Mr. David H. Francisco, as a member of the Board of Directors, effective June 2, 2009.  Mr. Francisco is pursuing other opportunities and had no disagreements with the Company regarding its policies, operations, or practices.  The Company has provided a copy of the disclosures it is making in this 8K pertaining to his resignation no later than the date this Report is filed with the SEC.  The Company has provided Mr. Francisco the opportunity to furnish the Company, as promptly as possible, with a letter addressed to the Company stating whether he agrees with the statements made herein and, if no, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit by amendment to this 8K within two business days of receipt of such letter.

On June 02 2009, Mr. Gonzalo Torres-Macchiavello was appointed Chief Executive Officer of the Company and Lyle Durham was appointed President.  Mr. Wm. Mark Hart, Mr. Gonzalo Torres Macchiavello and Mr. Richard Clyne were appointed members of the Board of Directors.    There are transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, which would be required to be reported under Item 404(a) of Regulation S-K.

Following is a brief description of the business experience for each officer and director.

Dr. Wm Mark Hart

Dr. Hart has over 34 years of experience in the mining and energy business.  He has held senior positions with West Hawk Development Corporation, Newmont Mining, NRG Energy, Cyprus Amax Minerals, AEP – American Electric Power, and CONSOL Energy.  He also worked as an electrician and repairman for 7 years.  Dr. Hart’s education includes a PhD in mining engineering from the Colorado School of Mines, MS in Engineering in Mines from West Virginia University and an MBA.  He has undergraduate degrees in Mechanical Engineering Technology and Mining Engineering Technology, and an AS in Electrical Engineering Technology from Fairmont State University.

Gonzalo Torres Macchiavello

Mr. Torres Macchiavello has 25 years of experience in the energy and construction business.  He has held senior positions with NRG Energy, AES Corporation, Pennsylvania Power & Light, Vattenfall Sweden, SARCOAL Energy, West Hawk Development Corp. and EMSA Construction Company.  He also has served as a board member of different energy companies.  Mr. Torres Macchiavello’s education includes degrees in business administration and public administration from the University of Brasilia (UnB) in Brazil, and an MBA from the Getulio Vargas University in Sao Paulo, Brazil.

Mr. Richard Clyne

Richard M. Clyne, an executive consultant, has had a specialty practice negotiating large Information Technology Services contracts for a single Fortune 20 client, since 1999.  Mr. Clyne has achieved over $1,000,000,000 in certified cost reduction and avoidance, as compared to previous agreements, through re-negotiation and restructuring of contracts, during this period.  Previously, in 1997 and 1998, Mr. Clyne was Senior VP of OAO Technology Solutions, an IT outsourcing provider, and had responsibility for International Operations.  During his tenure he was a member of the board of directors of two joint venture companies in the UK and Brazil and co-negotiated the formative agreement for the latter,  His division achieved 56% year over year revenue growth under his management.  From 1994 through 1996, he was Director of Delivery Services, for IBM Corp, in Tokyo, and was responsible for successfully negotiating its first outsourcing agreement in Japan, and also led negotiations to form a joint venture services company with a Korean Chaebol (conglomerate).  Prior to 1994, Mr. Clyne held various management positions at IBM, including its Services Partner Relations Unit –which he established to negotiate all subcontractor agreements required to support IBM’s new outsourcing business.

Mr. Lyle Durham

Lyle Durham has held senior management positions in the commercialization of several innovations in the healthcare industry that have realized global benefit. For the past several years working in the sun care industry, Lyle developed and commercialized the first specific UVB monitoring device, enabling people to gauge UVB radiation exposure from the sun.

Lyle has been instrumental in procuring investment for three small companies as well as business development in the pre-IPO markets.  He has also structured and negotiated a number of mergers and acquisitions that have been beneficial to the shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Gold Resources, Inc.

By: /s/ Lyle Durham
Lyle Durham
Dated: August 10, 2009	President

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